UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2007

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction 0f incorporation)	000-19271 (Commission File Number)	01-0393723 (IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine, 04092 (Address of principal executive offices)

207-556-0300 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On March 30, 2007, IDEXX Laboratories, Inc. (the “Company”), with IDEXX Distribution, Inc., IDEXX Operations, Inc., IDEXX Reference Laboratories, Inc., OPTI Medical Systems, Inc. and IDEXX Laboratories Canada Corporation, each a wholly-owned subsidiary of the Company (collectively, the “Borrowers”), entered into an amended and restated credit agreement relating to a five-year unsecured revolving credit facility (the “Amended and Restated Credit Agreement”) in the principal amount of $125 million (the “Commitment”), by and among the Borrowers, the lenders party thereto, JPMorgan Chase Bank, National Association, as administrative agent, JPMorgan Chase Bank, National Association, Toronto Branch, as Toronto agent, Bank of America, N.A., as syndication agent, Wachovia Bank, N.A., as documentation agent, LaSalle Bank National Association, as co-agent and J.P. Morgan Securities Inc., as sole bookrunner and lead arranger.

The Amended and Restated Credit Agreement amends and restates the Company’s $125 million six-month unsecured revolving credit facility dated as of January 25, 2007 to extend the maturity five years to March 30, 2012. The Amended and Restated Credit Agreement also provides for an optional increase in the aggregate commitments up to $250 million subject to obtaining commitments from existing or new lenders and satisfying other conditions specified in the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement may be used by the Company for general corporate purposes of the Company and its subsidiaries. Pursuant to the terms of the Amended and Restated Credit Agreement, the Company and its subsidiaries are permitted to borrow funds up to the Commitment. Amounts outstanding under the Amended and Restated Credit Agreement bear interest at a rate equal to, at the Company’s option, (1) for borrowings in United States Dollars and alternative currencies (other than Canadian Dollars and Euros), the British Bankers Association LIBO rate plus a margin rate ranging from 0.375% to 0.875% based on the Company’s consolidated leverage ratio or the higher of the Federal Funds Rate plus 0.50% and the prime rate announced by JPMorgan Chase Bank, National Association in New York, (2) for borrowings in Canadian Dollars, the CDOR rate plus a margin rate ranging from 0.375% to 0.875% based on the Company’s consolidated leverage ratio or the higher of the one-month CDOR Rate plus 1% and the prime rate announced by JPMorgan Chase Bank, National Association in Toronto, or (3) for borrowings in Euros, the EURIBO Rate plus a margin rate ranging from 0.375% to 0.875% based on the Company’s consolidated leverage ratio. The Company has agreed to pay a quarterly commitment fee on the unused Commitment ranging from 0.08% to 0.2% based on the Company’s consolidated leverage ratio.

The obligations of the Company and its subsidiaries who are designated as borrowers pursuant to the terms of the Amended and Restated Credit Agreement are unconditionally guaranteed by IDEXX Distribution, Inc., IDEXX Operations, Inc., IDEXX Reference Laboratories, Inc. and OPTI Medical Systems, Inc. If the Company creates or acquires a material U.S. subsidiary or if any existing U.S. subsidiary becomes a material subsidiary, each such material subsidiary is required to execute a guaranty agreement.

The obligations of the Company and any additional borrower under the Amended and Restated Credit Agreement may be accelerated upon the occurrence of an event of default under the Amended and Restated Credit Agreement, which includes customary events of default including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to judgments, ERISA, the failure to pay specified indebtedness, and a change of control default.

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The Amended and Restated Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type. The negative covenants include restrictions on liens, indebtedness of subsidiaries of the Company, fundamental changes, investments, transactions with affiliates and negative pledge agreements. The financial covenants include debt-to-EBITDA ratios of the Company.

The forgoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Amended and Restated Credit Agreement is incorporated herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index attached to this Report, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: April 5, 2007	By:	/s/ Merilee Raines
Merilee Raines
Corporate Vice President & Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1

Amended and Restated Credit Agreement among the Company, IDEXX Distribution, Inc., IDEXX Operations, Inc., IDEXX Reference Laboratories, Inc., OPTI Medical Systems, Inc. and IDEXX Laboratories Canada Corporation, as borrowers, the lenders party thereto, JPMorgan Chase Bank, National Association, as administrative agent, JPMorgan Chase Bank, National Association, Toronto Branch, as Toronto agent, Bank of America, N.A., as syndication agent, Wachovia Bank, N.A., as documentation agent, LaSalle Bank National Association, as co-agent and J.P. Morgan Securities Inc., as sole bookrunner and lead arranger.